Exhibit 5.1

August 20, 2018

International Money Express, Inc.
9480 South Dixie Highway
Miami, Florida 33156

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to International Money Express, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) (the “Registration Statement”), relating to the registration of 8,959,999 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), to be issued upon exercise of outstanding warrants to purchase shares of the Company’s Common Stock (the “Shares”) that were originally issued as part of units issued in the Company’s initial public offering (the “Public Warrants”) and the private placement that occurred concurrently with the Company’s initial public offering (the “Placement Warrants” and, together with the Public Warrants, the “Warrants”). With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined the originals or certified, conformed, facsimile, electronic or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Company and others as we have deemed necessary or appropriate for the purposes of this opinion.

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed, facsimile, electronic or reproduction copies. As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assume the accuracy of, certificates and oral or written statements and other information of or from public officials and officers and representatives of the Company.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares to be issued by the Company upon exercise of the Warrants are authorized and, when issued and delivered pursuant to the terms of the Warrant Agreement, dated January 19, 2017 (the “Warrant Agreement”) and receipt of payment of the consideration as set forth therein, the Shares will be validly issued, fully paid and nonassessable.

The opinions expressed herein are limited to the applicable provisions of the General Corporation Law of the State of Delaware as currently in effect, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinion expressed herein. The opinions expressed herein are limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. We undertake no responsibility to update or supplement this letter after the effectiveness of the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption “Legal Matters” in the prospectus included therein. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Fried, Frank, Harris, Shriver & Jacobson LLP

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP